UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 16, 2010

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2010, the Board of Directors of Dominion Resources, Inc. (Dominion) elected Helen E. Dragas to be a Director of the Board effective December 18, 2010, to serve until the next annual election of Directors.  In addition, the Board appointed Ms. Dragas to the Audit Committee, also effective December 18, 2010.

Upon election, Ms. Dragas will receive compensation for her services pursuant to the terms and conditions of the Dominion Resources, Inc. Non-Employee Directors Compensation Plan, as amended and restated effective December 17, 2009, a description of which can be found in Dominion’s 2010 Proxy Statement filed April 1, 2010, File No. 1-8489.  Ms. Dragas will enter into the Advancement of Expenses agreement approved by the Board of Directors on October 24, 2008, a description of which can be found in Dominion’s Form 10-Q for the quarter ended September 30, 2008, Exhibit 10.2, File No. 1-8489.

On December 16, 2010, the Compensation, Governance and Nominating Committee approved a grant, effective December 17, 2010, of 100,000 shares of restricted stock to Thomas F. Farrell II, Chairman, President and Chief Executive Officer of Dominion.  The restricted stock grant was made pursuant to the Dominion Resources, Inc. 2005 Incentive Compensation Plan.  The restricted shares are subject to a five-year cliff vesting with all shares vesting on December 17, 2015 (the Vesting Date).   Mr. Farrell will forfeit the restricted stock grant if his employment with Dominion terminates for any reason prior to the Vesting Date other than for a change in control, death or disability. The restricted shares are subject to vesting on a pro-rated basis in the event of a change in control, death or disability only.  Dividends will be paid on the restricted shares, but will be retained and subject to the same vesting terms as the restricted shares.

This description of the restricted stock grant is a summary only and is qualified by reference to the Restricted Stock Award Agreement, which is filed as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.
Exhibit
10.1	Restricted Stock Award Agreement for Thomas F. Farrell II
99	Dominion Resources, Inc. press release dated December 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid Vice President – Governance and Corporate Secretary

Date:  December 17, 2010